UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 21, 2013

Cyto Wave Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54907	46-0966343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Spear Street
Suite 1100
San Francisco, CA 94105
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(415) 494-7850

N/A

Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

Termination of the second performance period of the Research Agreement

As previously disclosed in the Form 10, Amendments No. 2, 3 and 4 filed on April 23, 2013 and May 9, 2013 and June 5, 2013, respectively, Cyto Wave Technologies, Inc. (“Company”) entered into a Research Agreement (“Research Agreement”) with the Board of Trustees of the University of Arkansas (“UofA”) acting on behalf of the University of Arkansas for Medical Sciences (“UAMS”) and its employees Laura Hutchins, M.D. and Vladimir Zharov, Ph.D. to sponsor research for the development of a prototype for the photoacoustic, in vivo real-time detection of circulating melanoma cells and a clinical trial in melanoma patients (“Research Project”).  The Company’s support to UAMS for the conduct of the Research Project consists of monetary funding in the amount of $262,750 for the performance period from April 1, 2013 through August 31, 2013 (“first performance period”), and $436,485 for the performance period of September 1, 2013 through March 31, 2014 (“second performance period”)  in accordance with the Budget (“Budget”).  Payment for the second performance period is contingent on the Company’s ability to raise sufficient funds from investors and its prior approval.

Pursuant to the Research Agreement, The Company did not approve the budget of the second performance period and sent a notice to the UofA terminating the second performance period on August 21, 2013.  As a result, the Company will seek alternatives to continue the development of its prototype and clinical trials, which could involve UAMS in a different capacity than described in the Research Agreement.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

10.1  Second Performance Period Termination Notice, dated as of August 21, 2013.  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTO WAVE TECHNOLOGIES INC.

Dated: August 27, 2013	By: /s/ George Yu
Name: George Yu
Title: President & CEO